Exhibit 99.1

Assured Guaranty Ltd. 30 Woodbourne Avenue, 5th Floor Hamilton HM 08 Bermuda t. 441.299.9375 www.assuredguaranty.com
Press Release

Assured Guaranty Ltd. Reports Third Quarter 2006 Net Income of $37.9 Million

Hamilton, Bermuda, November 2, 2006 — Assured Guaranty Ltd. (NYSE: AGO) (“Assured Guaranty” or the “Company”) reported net income of $37.9 million, or $0.51 per diluted share for the quarter ended September 30, 2006, compared with net income of $39.2 million, or $0.53 per diluted share, for the third quarter of 2005.  Operating income, a non-GAAP financial measure, rose to $39.0 million, or $0.53 per diluted share, for the third quarter of 2006 compared with $38.9 million, or $0.52 per diluted share, reported for the prior year period.  See “Explanation of Non-GAAP Financial Measures” below for an explanation of operating income and other non-GAAP financial measures referenced in this press release.

“Our third quarter demonstrated the further expansion of our direct financial guaranty franchise, as we continued to achieve higher levels of market penetration across most asset classes while building a future revenue stream comprised of highly-rated business.  In addition, our reinsurance operation continued to add value to its clients, as it posted significant growth over the prior year,” noted Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.

To assist analysts and investors in evaluating Assured Guaranty’s financial results, this press release references several non-GAAP financial measures.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of this press release.  In each case, if available, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured Guaranty management, analysts and investors evaluate Assured Guaranty’s financial results and is comparable to estimates published by analysts in their research reports on Assured Guaranty.  The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and mortgage guaranty gross written premiums (PVP), net present value of estimated future installment premiums in force, and adjusted book value.

Analysis of Net Income

($ in millions)

	3Q-06	3Q-05	% Change
Net income	$37.9	$39.2	(3)%
Less: After-tax realized gains on investments	—	0.1	NMF
Less: After-tax unrealized (losses) gains on derivatives	(1.1)	0.2	NMF
Operating income	$39.0	$38.9	0.3%

Weighted average shares outstanding (in millions):
Basic	73.2	73.9	(1)%
Diluted	74.2	74.5	(0.4)%

Per Diluted Share

	3Q-06	3Q-05	% Change
Net income	$0.51	$0.53	(4)%
Less: After-tax realized gains on investments	—	—	—
Less: After-tax unrealized (losses) gains on derivatives	(0.02)	0.01	NMF
Operating income	$0.53	$0.52	2%

New Business Production:

Analysis of Present Value of Financial Guaranty and Mortgage Guaranty

Gross Written Premiums (PVP)

($ in millions)

	3Q-06	3Q-05	% Change
Gross written premiums (GWP) analysis:
Present value of financial guaranty & mortgage guaranty GWP (PVP)(1)
Financial guaranty direct:
U.S. public finance	$8.2	$6.3	30%
U.S. structured finance	45.7	25.3	81%
International	36.9	7.7	379%
Total financial guaranty direct	90.9	39.4	131%
Financial guaranty reinsurance	36.5	22.5	62%
Mortgage guaranty	—	—	—
Total PVP	127.4	61.9	106%
Less: Installment premium PVP	86.1	40.3	114%
Upfront financial guaranty & mortgage guaranty GWP	41.3	21.6	91%
Plus: Installment GWP	32.2	32.3	(0.3)%
Financial guaranty & mortgage guaranty GWP	73.5	53.9	36%
Plus: Other segment GWP	0.1	21.6	NMF
Total gross written premiums	$73.6	$75.6	(3)%

1.                  Due to reporting lags by our ceding companies, PVP for treaty reinsurance installment premiums in our financial guaranty reinsurance segment is reported on a one-quarter lag.  Prior to 2006, PVP for both treaty and facultative reinsurance installment premiums in our financial guaranty reinsurance segment was reported on a one-quarter lag.

New business production as measured by PVP, a non-GAAP financial measure, totaled $127.4 million in the third quarter of 2006, an increase of 106% from $61.9 million in the third quarter of 2005.  The financial guaranty direct segment generated $90.9 million of PVP, a 131% increase over third quarter 2005 PVP of $39.4 million, reflecting strong new business production in each of the Company’s three markets: U.S. public finance, U.S. structured finance and international.  International activity was particularly strong; PVP for this line of business rose 379% over the third quarter of 2005.  Financial guaranty reinsurance PVP in the third quarter of 2006 was $36.5 million, an increase of 62% from $22.5 million in the third quarter of 2005, reflecting stronger international activity as well as an increase in transactions with PVP greater than $1 million.

Income Statement Highlights:

Net Written Premiums by Segment

($ in millions)

	3Q-06	3Q-05	% Change
Financial guaranty direct	$41.5	$24.2	71%
Financial guaranty reinsurance	29.7	27.3	9%
Mortgage guaranty	1.9	1.7	12%
Total financial guaranty	73.1	53.2	37%
Other	—	—	—
Total	$73.1	$53.2	37%

Net written premiums in the third quarter of 2006 were $73.1 million, up 37% from $53.2 million reported in the third quarter of 2005, primarily due to growth in the Company’s financial guaranty direct segment.

Net written premiums in the financial guaranty direct segment increased 71% to $41.5 million, over the $24.2 million reported in the prior year period, reflecting growth in all three markets.  Third quarter 2006 financial guaranty reinsurance net written premiums were $29.7 million, an increase of 9% over the third quarter of 2005, reflecting growth in premiums in all three financial guaranty reinsurance markets.

Net Earned Premiums by Segment

($ in millions)

	3Q-06	3Q-05	% Change
Financial guaranty direct	$21.8	$18.3	19%
Financial guaranty reinsurance	25.4	32.0	(21)%
Mortgage guaranty	4.9	4.3	14%
Total financial guaranty	51.9	54.5	(5)%
Other	—	—	—
Total	$51.9	$54.5	(5)%

Net earned premiums in the third quarter of 2006 were $51.9 million, a decrease of 5% compared to $54.5 million reported in the third quarter of 2005.  Financial guaranty direct net earned premiums in the third quarter of 2006 were $21.8 million, an increase of 19% compared to $18.3 million in the third quarter of 2005, reflecting the growth of this segment’s in-force book of business over the last year.  Financial guaranty reinsurance net earned premiums were $25.4 million in the third quarter of 2006 compared to $32.0 million reported in the third quarter of 2005, reflecting the run-off of assumed reinsurance treaty business on contracts no longer in force, as well as a decline in U.S. municipal bond refundings.  Municipal bond refunding net earned premiums, which are reported on a one-quarter lag, declined 15% to $4.1 million ($0.03 per diluted share) in the third quarter of 2006 compared with $4.8 million ($0.03 per diluted share) in the third quarter of 2005.

Underwriting Results by Segment

($ in millions)

	3Q-06	3Q-05	% Change
Financial guaranty direct	$7.7	$8.8	(13)%
Financial guaranty reinsurance	10.1	12.8	(21)%
Mortgage guaranty	2.9	2.4	21%
Total financial guaranty	20.6	24.0	(14)%
Other	1.0	1.3	(23)%
Total	$21.6	$25.3	(15)%

Combined Ratio by Segment

	3Q-06	3Q-05	Percentage Point (pp) Change
Financial guaranty direct	64.4%	51.8%	12.6	pp
Financial guaranty reinsurance	60.4%	60.1%	0.3	pp
Mortgage guaranty	40.1%	44.4%	(4.3	)pp
Total financial guaranty	60.3%	56.1%	4.2	pp
Other	—	—	—
Total	58.4%	53.5%	4.9	pp

Assured Guaranty reported a consolidated underwriting gain of $21.6 million in the third quarter of 2006 compared to $25.3 million in the third quarter of 2005, which included a reduction in financial guaranty direct portfolio loss reserves due to the run-off of business written prior to the Company’s initial public offering and the updating of rating agency default assumptions used in the Company’s portfolio reserving methodology.  As a result, the Company’s consolidated combined ratio increased to 58.4% in the third quarter of 2006 from 53.5% in the third quarter of 2005. The reduction in the consolidated underwriting gain was also due to a reduction in net earned premiums in the financial guaranty reinsurance segment due to the non-renewal of treaty reinsurance contracts in 2005.

The underwriting gain for the financial guaranty direct segment decreased to $7.7 million in the third quarter of 2006 compared to $8.8 million in the third quarter of 2005. Our growth in net earned premiums was offset by a reduced benefit to loss and loss adjustment expenses, as the segment reported a $0.3 million benefit to loss and loss adjustment expenses in the third quarter of 2006 compared to a $4.0 million benefit in the prior year period from the portfolio loss reserves reduction discussed above.  The financial guaranty direct combined ratio increased to 64.4% from 51.8% in the third quarter of 2005, due to the reduced benefit from in loss and loss adjustment expenses.

The underwriting gain for the financial guaranty reinsurance segment was $10.1 million in the third quarter of 2006, down from an underwriting gain of $12.8 million in the third quarter of 2005, due to a $6.6 million decrease in net earned premiums compared to the prior year; the segment’s combined ratio was slightly higher at 60.4% compared to 60.1% in the third quarter of 2005.

The mortgage guaranty segment’s underwriting gain was $2.9 million in the third quarter of 2006, up from $2.4 million in the third quarter of 2005, principally due to higher net earned premiums.  This resulted in a decrease in the segment’s combined ratio to 40.1% compared to 44.4% in the third quarter of 2005.

The other segment generated an underwriting gain of $1.0 million in the third quarter of 2006, compared to an underwriting gain of $1.3 million in the third quarter of 2005; both of these underwriting gains were associated with loss recoveries on business exited prior to the Company’s IPO.

Shareholders’ Equity Highlights:

	As of
(amounts in millions except per share data)	September 30, 2006	December 31, 2005
Book value	$1,756.9	$1,661.5
Net UPR less DAC, after-tax(1)	345.0	283.5
Net present value of estimated future installment premiums in force, after-tax(2)	416.6	327.3
Adjusted book value	$2,518.4	$2,272.3

Shares outstanding at the end of period (in millions)	73.1	74.8

Book value per share outstanding:
Book value	$24.02	$22.22
Net UPR less DAC, after-tax(1)	4.72	3.79
Net present value of estimated future installment premiums in force, after-tax(2)	5.69	4.38
Adjusted book value	$34.43	$30.39

1.                  Unearned premium reserve (UPR) less pre-paid reinsurance premiums and deferred acquisition costs (DAC), all after-tax.

2.                  Due to reporting lags by our ceding companies, the present value of estimated treaty reinsurance installment premiums in force in our reinsurance segment is reported on a one-quarter lag.  Prior to 2006, the present value of estimated treaty and facultative reinsurance premiums in force in our reinsurance segment were reported on a one-quarter lag.

At September 30, 2006, Assured Guaranty’s book value per share was $24.02, an 8% increase over the book value of $22.22 reported at December 31, 2005, reflecting growth in retained earnings during 2006.  Adjusted book value per share, a non-GAAP financial measure, at September 30, 2006 was $34.43, up 13% from December 31, 2005, reflecting growth in retained earnings and new business production during the year.

Dividend: Earlier today, Assured Guaranty’s Board of Directors declared a regular quarterly dividend of U.S. $0.035 per common share.  The dividend is payable on December 19, 2006 to shareholders of record at the close of business on November 16, 2006.

Investor Conference Call:  Assured Guaranty will host a conference call for investors at 8:30 a.m. ET (9:30 a.m. AT) on Friday, November 3, 2006.  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com/investor/default.aspx or by dialing 866-831-6247 (in the U.S.) or 617-213-8856 (International), passcode 53737811.  A replay of the call will be available through December 3, 2006.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 74314028.

Please refer to Assured Guaranty Ltd.’s Third Quarter 2006 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.  We believe operating income is a useful measure for management, equity analysts and investors because the presentation of operating income enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.  We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for net income determined in accordance with GAAP.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the financial guaranty and mortgage guaranty unearned premium reserve net of prepaid reinsurance premiums and deferred acquisition costs plus the net present value of estimated future installment premiums in force, less future ceding commissions, after-tax, discounted at 6%.  We believe adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future financial guaranty and mortgage guaranty installment premiums from our in-force book of business, net of reinsurance and discounted at 6%.  We believe net present value of estimated future installment premiums in force is a useful measure for management, equity analysts and investors because it permits an evaluation of the value of future estimated installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, or other factors.  There is no comparable GAAP financial measure.

Present value of financial guaranty and mortgage guaranty gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on contracts written in the current period, discounted at 6% per year.   We believe PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on new contracts underwritten in a reporting period, which GAAP gross premiums written does not adequately measure.  Actual future net earned or written premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

For adjusted book value, net present value of estimated future installment premiums in force and present value of financial guaranty and mortgage guaranty gross written premiums or PVP we use 6% as the present value discount rate because it is the approximate taxable equivalent yield on our investment portfolio for the periods presented.

Assured Guaranty Ltd.

Consolidated Income Statements

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(dollars in millions)
Revenues
Gross written premiums	$73.6	$75.6	$240.5	$194.1
Net written premiums	73.1	53.2	234.2	159.9

Net earned premiums	51.9	54.5	148.2	150.9

Net investment income	28.5	24.4	82.0	71.2
Other income	—	0.1	—	0.2
Total revenues	$80.4	$79.0	$230.2	$222.3

Expenses
Loss and loss adjustment expenses	0.9	(0.8)	(6.0)	(69.3)
Profit commission expense	1.6	2.0	4.7	6.4
Acquisition costs	11.3	13.0	33.4	34.9
Other operating expenses	16.5	15.0	49.3	44.0
Other expenses	4.0	4.1	12.0	13.3
Total expenses	$34.4	$33.3	$93.4	$29.2

Income before provision for income taxes	46.0	45.7	136.8	193.1

Total provision for income taxes	7.0	6.8	21.1	37.7

Operating income *	$39.0	$38.9	$115.7	$155.4

After-tax realized gains (losses) on investments	—	0.1	(1.4)	2.8
After-tax unrealized (losses) gains on derivatives	(1.1)	0.2	3.0	(7.9)

Net income	$37.9	$39.2	$117.3	$150.3

*                    Net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.

Assured Guaranty Ltd.

Consolidated Balance Sheets

	As of:
	September 30,	December 31,
	2006	2005
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$2,210.0	$2,134.0
Short-term investments, at cost which approximates fair value	169.4	115.8
Total investments	2,379.4	2,249.8

Cash and cash equivalents	15.7	6.2
Accrued investment income	22.6	22.7
Deferred acquisition costs	210.2	193.4
Prepaid reinsurance premiums	9.0	12.5
Reinsurance recoverable on ceded losses	9.4	12.4
Premiums receivable	33.3	33.0
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	51.1	53.0
Current income taxes receivable	6.9	3.0
Other assets	22.0	17.7
Total assets	$2,844.8	$2,689.1

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$619.7	$537.1
Reserves for losses and loss adjustment expenses	116.9	121.2
Profit commissions payable	31.0	53.0
Reinsurance balances payable	2.1	3.7
Deferred income taxes	44.9	26.6
Funds held by Company under reinsurance contracts	20.3	19.2
Unrealized losses on derivative financial instruments	6.6	12.7
Long-term debt	197.4	197.3
Liability for tax basis step-up adjustment	15.2	20.1
Other liabilities	33.9	36.6
Total liabilities	1,087.9	1,027.6

Shareholders’ equity
Common stock	0.7	0.7
Additional paid-in capital	856.2	882.0
Unearned stock grant compensation	—	(14.8)
Retained earnings	857.1	747.7
Accumulated other comprehensive income	42.8	45.8
Total shareholders’ equity	1,756.9	1,661.5

Total liabilities and shareholders’ equity	$2,844.8	$2,689.1

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its calculations of adjusted book value, PVP and net present value of estimated future installment premiums in force, and statements regarding ratings improvement and the growth of the direct business could be affected by many events.  These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors and Media

Sabra Purtill, CFA

Managing Director, Investor Relations and Strategic Planning

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Assistant Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com